Exhibit 23.2

Consent of Independent Auditors

We have issued our report dated March 21, 2017, with respect to the audited financial statements of Spirox, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 included in the Current Report on Form 8-K/A filed by Entellus Medical, Inc., which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Frank, Rimerman + Co. LLP

Frank, Rimerman + Co. LLP

Palo Alto, California

September 25, 2017